Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Appointment of Dr. Henry Anhalt as Board Member

San Diego, March 14, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:slim G4™ and t:flex® Insulin Pumps, today announced the appointment of Henry Anhalt, DO, FACOP, FACE as an independent member of  its board of directors.  Dr. Anhalt is a practicing pediatric endocrinologist and chief medical officer of T1D Exchange, a nonprofit organization fostering collaboration among patients, physicians, researchers and industry to speed discovery of better therapies for type 1 diabetes.

“Henry is a renowned, patient-centric physician whose passion for helping people with diabetes aligns with our Company’s mission, and we welcome him to our Board,” said Kim Blickenstaff, president and CEO, Tandem Diabetes Care. “His breadth of clinical and industry experience in diabetes care, and his deep understanding of automated insulin delivery, brings tremendous value to our Company as we advance our product development efforts and grow our business.”

Prior to his current appointment at T1D Exchange, Dr. Anhalt held numerous executive positions in the medical device and biopharmaceutical industries. He was Senior Medical Director in Medical Diabetes at Sanofi North America and was responsible for developing and executing the North American Medical affairs strategy for Toujeo, a long-acting basal insulin. Prior to that he was the Chief Medical Officer and Medical Director of the Artificial Pancreas program at Animas, Inc. a Johnson and Johnson Company.

Dr. Anhalt has had a long academic career during which he led the pediatric endocrinology fellowship training program at the State University of New York in Brooklyn.  He has published more than 30 peer-reviewed papers, four textbook chapters, and dozens of clinical abstracts. Dr. Anhalt has held senior leadership positions in many professional organizations and currently serves as chair of the Hormone Health Network of the Endocrine Society. He received his B.A. from Yeshiva University, a D.O. from the New York College of Osteopathic Medicine and completed his pediatric endocrinology fellowship at the Lucille Salter Packard Children’s Hospital at Stanford University.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

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